Exhibit 99.1

Valentis Implements Corporate Restructuring

BURLINGAME, CA, October 8, 2002 – Valentis, Inc. (NASDAQ: VLTS) announced today that it has reduced its staff and planned expenditures to allow it to continue the development of its two lead products, Del-1 gene medicine for the treatment of peripheral arterial disease (PAD) and ischemic heart disease (IHD) and EpoSwitch(TM), its lead GeneSwitch(R) product for the treatment of chronic anemia. The restructuring resulted in a reduction of up to 45 people and is expected to reduce the company’s cash expenditures to approximately $7M per year.

As part of the restructuring J. Tyler Martin, M.D. Senior Vice President, Development will be leaving the Company. Margaret M. Snowden, General Counsel will transition out of the Company over time, but will continue to lead the Company’s patent infringement litigation.

Valentis is converting biologic discoveries into innovative products. Valentis has three product platforms for the development of novel therapeutics: the gene medicine, GeneSwitch(R) and DNA vaccine platforms. The gene medicine platform includes a comprehensive array of proprietary nucleic acid delivery systems, including a broad cationic lipid portfolio from which appropriate formulations and modalities may be selected and tailored to fit selected genes, indications, and target tissues. The Del-1 gene medicine therapeutic which is the lead product for the gene medicine platform of non-viral gene delivery technologies. Del-1 is an angiogenesis gene that is being developed for peripheral arterial disease and ischemic heart disease. The EpoSwitch(TM) therapeutic for anemia is the lead product for the GeneSwitch(R) platform and is being developed to allow control of erythropoietin protein production from an injected gene by an orally administered drug. The Company has developed synthetic vaccine delivery systems based on several classes of polymers and proprietary PINC(TM) polymer-based delivery technologies for intramuscular administration provide for higher and more consistent levels of antigen production. Additional information is available at http://www.valentis.com/.

Statements in this press release that are not strictly historical are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics, that any of the Company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2002 as filed with the Securities and Exchange Commission.